Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of United Continental Holdings, Inc. on Form S-8 of our report dated June 25, 2013, with respect to the financial statements and supplemental schedule of the United Airlines Flight Attendant 401(k) Plan as of and for the year ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the United Airlines Flight Attendant 401(k) Plan.

/s/ Washington, Pittman & McKeever, LLC

Chicago, Illinois

October 24, 2013